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                                                                EXHIBIT 4.11




                          FIRST SUPPLEMENTAL INDENTURE


                FIRST SUPPLEMENTAL INDENTURE dated as of October 13, 1995 (this "Supplemental Indenture") between ENVIRODYNE INDUSTRIES, INC., a Delaware corporation (the "Company"), and SHAWMUT BANK CONNECTICUT, NATIONAL ASSOCIATION, as trustee (the "Trustee"), under the Indenture dated as of June 20, 1995 between the Company and the Trustee (the "Original Indenture").

                WHEREAS, the Company has issued, the Trustee has authenticated and there have been delivered pursuant to the Original Indenture $160,000,000 aggregate principal amount of the Company's First Priority Senior Secured Notes due 2000, all of which are currently outstanding;

                WHEREAS, the Company desires, by this Supplemental Indenture, to amend the definition of "Consolidated Intangible Assets" in Section 1.01 of the Original Indenture (the "Amendment");

                WHEREAS, Section 8.02 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture, with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Securities (as defined therein), for the purpose of changing any provisions of the Original Indenture except as otherwise set forth therein;

                WHEREAS, the holders of not less than a majority in principal amount of the Securities outstanding as of 5:00 p.m., New York City time, on September 5, 1995, the record date for such purpose, have consented to the Amendment; and

                WHEREAS, the Company is legally empowered and has been duly authorized by the necessary corporate action to make, execute and deliver this Supplemental Indenture, and all acts and things whatsoever necessary to make this Supplemental Indenture, when executed and delivered by the Company and the Trustee, a valid, binding and legal instrument have been taken;

                NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the
Securities:


                                   ARTICLE 1

                                  DEFINITIONS

                All terms used in this Supplemental Indenture which are defined in the Original Indenture shall have the meanings assigned to them in the Original Indenture.
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                                   ARTICLE 2

                        AMENDMENT OF ORIGINAL INDENTURE

                Section 1.01 of the Original Indenture is hereby amended by deleting the definition of "Consolidated Intangible Assets" in its entirety and substituting in lieu thereof the following:

                "Consolidated Intangible Assets" means, as at any date, (i) the amount of all write-ups in the book value of any asset resulting from the revaluation thereof and all write-ups in excess of the cost of assets acquired, plus (ii) the amount of all unamortized original issue discount, unamortized debt expense (exclusive of amounts attributable to unamortized debt expense in existence as of June 29, 1995), goodwill, patents (exclusive of amounts attributable to patents owned by the Company and its Subsidiaries as of June 29, 1995), trademarks, service marks, trade names, copyrights, organization and development expense and other intangible assets, in each case as would be taken into account in preparing a consolidated balance sheet of the Company and its subsidiaries on a consolidated basis as at such date in accordance with GAAP.


                                   ARTICLE 3

                                 MISCELLANEOUS

                3.1 This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

                3.2 The internal laws of the State of New York shall govern this Supplemental Indenture without regard to principles of conflicts of law.

                3.3 All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Original Indenture; and the Original Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

                3.4 The provisions of Section 4.01(a), as amended by Article 2 of this Supplemental Indenture, shall be deemed effective for all purposes as of June 20, 1995; provided, however, that this Supplemental Indenture shall not become effective as of such date until the Company has entered into amendments that are substantially identical to the Amendment contained herein with respect to (i) the Revolving Credit




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Agreement, dated as of June 20, 1995, between the Company and The Prudential
Insurance Company of America and (ii) the Credit Agreement, dated as of June 20, 1995, among the Company, the lenders identified therein and BT Commercial Corporation, as Agent. The Company shall provide to the Trustee written notice that it has entered into such amendments and that this Supplemental Indenture has become effective.

                3.5 The recitals to this Supplemental Indenture shall not be construed as representations of the Trustee and the Trustee makes no representation as to the accuracy of such recitals.

                3.6 The Trustee enters into this Supplemental Indenture in its capacity as Trustee under the Indenture and in reliance on an Opinion of Counsel and Officers' Certificate.


                             *   *   *   *   *   *





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                IN WITNESS WHEREOF, the parties have caused this First
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                            ENVIRODYNE INDUSTRIES, INC.



                                            By: ____________________________
                                                Name:
                                                Title:


Attest:


___________________________
Name:
Title:


                                            SHAWMUT BANK CONNECTICUT,
                                            NATIONAL ASSOCIATION, as Trustee



                                            By: ____________________________
                                                Name:
                                                Title:






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